News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

CONTACT: Keith Price

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FOR IMMEDIATE RELEASE

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Werner Geissler Elected to Goodyear Board of Directors

AKRON, Ohio, February 22, 2011 – The Goodyear Tire & Rubber Company today announced the election of Werner Geissler to the company’s Board of Directors. Geissler, who is vice chairman of global operations for The Procter & Gamble Company, will serve as an independent director.

“Werner brings to our Board of Directors more than three decades of valuable experience in brand and business leadership,” said Richard J. Kramer, chairman and chief executive officer. “His consumer marketing expertise, along with his international insights, will be an asset as we continue to carry out our global strategy in 2011 and beyond.”

A native of Germany, Geissler joined P&G in 1979. During the next 30 years, he served in various capacities in brand and general management at P&G. He led operations in Europe, Asia, Africa and the Middle East, and helped integrate several acquired businesses during his career. He was named vice chairman of global operations in 2007.

Geissler, 57, served two years in the German Air Force before graduating with a Masters of Business Administration degree from the University of Cologne. He holds an honorary doctorate from the International University in Geneva and an honorary ambassadorship from Hyogo Prefecture and Kobe City, Japan.

With the addition of Geissler, the Goodyear Board of Directors has 13 members, 11 of them independent directors.

Goodyear is one of the world’s largest tire companies. It employs approximately 72,000 people and manufactures its products in 56 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear, go to www.goodyear.com.

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